    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     GLENBOROUGH REALTY TRUST INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    MARYLAND                                       94-3211970
         STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 343-9300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRAR'S PRINCIPAL EXECUTIVE OFFICES)

                             FRANK E. AUSTIN, ESQ.
                             SENIOR VICE PRESIDENT
                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 343-9300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                           STEPHEN J. SCHRADER, ESQ.
                            JUSTIN L. BASTIAN, ESQ.
                            MORRISON & FOERSTER LLP
                               755 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 813-5600
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement pursuant to Rule 415.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                                      PROPOSED MAXIMUM
                                                     PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF                AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED            REGISTERED       PER SHARE          PRICE             FEE
-------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share............................ 5,000,000 Shares   $23.3125(1)    $116,562,500(1)      $35,322
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) based on the average high and low reported sales prices on the New York Stock Exchange on August 21, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                     GLENBOROUGH REALTY TRUST INCORPORATED

                             CROSS REFERENCE SHEET

             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

                   ITEM IN FORM S-4                            LOCATION IN PROSPECTUS
------------------------------------------------------  -------------------------------------
 1. Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus....................  Cover Page
 2. Inside Front and Outside Back Cover Page of
  Prospectus..........................................  Inside Front and Outside Back Cover
                                                        Pages; Available Information;
                                                        Incorporation by Reference
 3. Risk Factors, Ratio of Earnings to Fixed Charges
    and Other Information.............................  Cover Page; The Company; Selected
                                                        Financial Data; Risk Factors;
                                                        Incorporation by Reference
 4. Terms of the Transaction..........................  *
 5. Pro Forma Financial Information...................  *
 6. Material Contracts with the Company Being
  Acquired............................................  *
 7. Additional Information Required for Reoffering by
    Persons and Parties Deemed to be Underwriters.....  Outstanding Securities Covered by
                                                        this Prospectus*
 8. Interests of Named Experts and Counsel............  Experts; Legal Matters
 9. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities....  **
10. Information with Respect to S-3 Registrants.......  The Company; Incorporation by
                                                        Reference
11. Incorporation of Certain Information by
  Reference...........................................  Incorporation by Reference
12. Incorporation with Respect to S-2 or S-3
  Registrants.........................................  **
13. Incorporation of Certain Information by
  Reference...........................................  **
14. Information with Respect to Registrants Other than
    S-3 or S-2 Registrants............................  **
15. Information with Respect to S-3 Companies.........  *
16. Information with Respect to S-2 or S-3
  Companies...........................................  *
17. Information with Respect to Companies Other Than
    S-2 or S-3 Companies..............................  *
18. Information if Proxies, Consents or Authorizations
    are to be Solicited or in an Exchange Offer.......  *
19. Information if Proxies, Consents or Authorizations
    are not to be Solicited or in an Exchange Offer...  *

---------------

 * Inapplicable (or partially inapplicable as indicated) upon filing of this Registration Statement -- may be included in subsequent amendments under certain circumstances.

** Not applicable or answer is negative.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 26, 1997

PROSPECTUS

                                5,000,000 SHARES

                     GLENBOROUGH REALTY TRUST INCORPORATED
                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                            ------------------------

     This Prospectus relates to 5,000,000 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock"), which may be offered and issued by the Company from time to time in the acquisition of other businesses or properties.

     It is anticipated that such acquisitions will consist principally of real estate businesses, real estate investment trusts or other entities that are engaged in the real estate business and/or own office, industrial, retail, multi-family and hotel properties, or diversified portfolios containing such properties. On occasion, however, an acquired business may own properties that are dissimilar to the properties owned by the Company. The Company may also issue Shares pursuant to this Prospectus to directly acquire real estate properties. The consideration for such business and property acquisitions will consist of Shares, units of limited partnership interest in Glenborough Properties, L.P., cash, notes, or other evidences of debt, assumption of liabilities, or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the property, portfolio or entity to be acquired. The terms of an acquisition will be determined by negotiations between the Company's representatives and the owners or controlling persons of the property, portfolio or entity to be acquired. It is anticipated that Shares issued in any such acquisition will be valued at a price reasonably related to the current market value of the Shares, either at the time the terms of the acquisition are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to the delivery of the Shares.

     For information relating to resales of Shares pursuant to this Prospectus, see "Outstanding Securities Covered by this Prospectus."

     The Common Stock is listed on the New York Stock Exchange under the Symbol "GLB." The last reported sales price of the Common Stock on the New York Stock Exchange on August 21, 1997 was $23.375 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                         AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, and exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The address of the Commission's Web Site is (http://www.sec.gov). In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission this registration statement on Form S-4 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statement contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     b. The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997 and June 30, 1997;

     c. The Company's Current Reports on Form 8-K, filed with the Commission on February 5, 1997, March 19, 1997, April 23, 1997, April 24, 1997, April
        25, 1997, May 2, 1997, July 15, 1997 and July 28, 1997 respectively;

     d. The Company's Current Reports on Form 8-K/A, filed with the Commission on February 24, 1997, May 14, 1997 and August 8, 1997, respectively;

     e. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-14162).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus (or in the applicable Prospectus).

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Vice President, Capital Markets, Glenborough Realty Trust Incorporated, 400 South El Camino Real, Suite 1100, San Mateo, California 95402-1708, telephone number (650) 343-9300.

     As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland real estate investment trust, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the merger of eight public limited partnerships and Glenborough Corporation, a California corporation, (collectively, the "GRT Predecessors Entities") with and into the Company (the "Consolidation")). This Prospectus and the documents incorporated herein contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, ownership percentages of the Company's Common Stock have been computed on a fully converted basis, using an exchange of Operating Partnership units for Common Stock on a one-for-one basis.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust (a "REIT") that owned a portfolio of 64 office, industrial, retail, multifamily and hotel properties (the "Properties") located in 19 states throughout the country, as of July 31, 1997. In addition, two associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for 58 other properties that are not owned by the Company. The Company commenced operations on December 31, 1995, through the merger of eight public limited partnerships and a management company with and into the Company.

     It is anticipated that the Shares will be issued as full or partial consideration in connection with acquisitions consisting principally of real estate businesses, real estate investment trusts or other entities that are engaged in the real estate business and/or own office, industrial, retail, multi-family and hotel properties, or diversified portfolios containing such properties. On occasion, however, an acquired business may own properties that are dissimilar to the Properties owned by the Company. The Company may also issue Shares pursuant to this Prospectus to directly acquire real estate properties. The consideration for such business and property acquisitions will consist of Shares, units of limited partnership interest in Glenborough Properties, L.P. (the "Operating Partnership"), cash, notes, or other evidences of debt, assumption of liabilities, or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the property, portfolio or entity to be acquired.

     A portion of the Company's operations is conducted through the Operating Partnership, a subsidiary operating partnership in which, as of July 31, 1997, the Company held a 1% interest as the sole general partner and in which the Company held an approximate 92% limited partner interest.

     The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708 and its telephone number is (650) 343-9300.

                           TAX STATUS OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares of Common Stock offered by this Prospectus.

RISKS ASSOCIATED WITH ACQUISITIONS

  Risks Associated with the Addition of a Substantial Number of New Properties

     The Company is currently experiencing a period of rapid growth. Since the Consolidation on December 31, 1995, the Company has invested approximately $262 million in Properties and, upon the completion of the acquisition of a portfolio of 27 properties (the "T. Rowe Price Properties"), the Company will have invested an additional $146.8 million. The Company's ability to manage its growth effectively will require it to apply successfully its experience managing its existing portfolio to new markets and to an increased number of properties. There can be no assurance that the Company will be able to manage these operations effectively. The Company's inability to effectively manage its expansion could have an adverse effect on the Company's results of operations and financial condition.

  Risks Associated with the T. Rowe Price Properties Acquisition

     The Company has entered into definitive agreements to acquire the T. Rowe Price Properties, a portfolio of 27 properties aggregating approximately 2,888,000 square feet for a total acquisition cost of approximately $146.8 million, which the Company anticipates will be paid entirely in cash in part from a portion of the proceeds of the Offering. This acquisition is subject to customary closing conditions only. Accordingly, there can be no assurance that the acquisition of any or all of the T. Rowe Price Properties will be consummated. If this acquisition is not consummated, or if consummated, is not consummated within the Company's intended time frame, and the Company is unable to redeploy the proceeds from its July 1997 public offering of shares of the Company's Common Stock to other properties or investments with the same return anticipated from the T. Rowe Price Properties, the Company's results of operations could be negatively affected.

  Acquisitions Could Adversely Affect Operations or Stock Value

     Consistent with its growth strategy, the Company is continually pursuing and evaluating potential acquisition opportunities, and is from time to time actively considering the possible acquisition of specific properties, which may include properties managed or controlled by one of the Associated Companies or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or be perceived negatively among investors such that such an acquisition could be followed by a decline in the market value of the Common Stock.

  Conflict of Interest

     The Company has acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, the Company's Chief Executive Officer, and Andrew Batinovich, the Company's Chief Operating Officer, control, and in which they and members of their families have substantial interests. It is also possible that the Company may enter into transactions to acquire other properties controlled by these individuals or in which they or members of their families have substantial interests in the future. These transactions involve or will involve conflicts of interest. These transactions may provide substantial economic benefits such as the payments or unit issuances, relief or deferral of tax liabilities, relief of primary or secondary liability for debt, and reduction in exposure to other property-related liabilities. Despite the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation and there can be no assurance that these transactions will be as favorable to the Company as transactions that the Company negotiates with unrelated parties or will not result in undue benefit to Robert and Andrew Batinovich and members of their families. Neither Robert Batinovich nor Andrew Batinovich has guaranteed that any properties acquired from entities they control or in which they or their families have a significant interest will be as profitable as other investments made by the Company or will not result in losses.

  Assumption of General Partner Liabilities

     The Company and its predecessors have acquired a number of their properties by acquiring partnerships that own the properties or by first acquiring general partnership interests and at a later date acquiring the properties, and the Company may pursue acquisitions in this manner in the future. When the Company uses this acquisition technique, a subsidiary of the Company becomes a general partner. As a general partner the Company's subsidiary becomes generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. The Company undertakes detailed due diligence reviews to ascertain the nature and extent of obligations that its subsidiary will assume when it becomes a general partner, but there can be no assurance that the obligations assumed will not exceed the Company's estimates or that the assumed liabilities will not have an adverse effect on the Company's results of operations or financial condition. In addition, an Associated Company may enter into management agreements pursuant to which it assumes certain obligations as manager of properties. There can be no assurance that these obligations will not have an adverse effect on the Associated Companies' results of operations or financial condition, which could adversely affect the value of the Company's preferred stock interest in those companies.

  Risks Relating to Tender Offers

     The Company may, as part of its growth strategy, acquire properties and portfolios of properties through tender offer acquisitions of interests in public and private partnerships. Tender offers often result in competing tender offers, as well as litigation initiated by limited partners in the subject partnerships or by competing bidders. Due to the inherent uncertainty of litigation, the Company could be subject to adverse judgments in substantial amounts. As the Company has not yet attempted an acquisition through the tender offer process, and because of competing offers and possible litigation, there can be no assurance that, if undertaken, the Company would be successful in acquiring properties through a tender offer or that the tender offer process would not result in litigation and a significant judgment adverse to the Company.

LITIGATION RELATED TO CONSOLIDATION

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action has been approved by the court, but objectors to the settlement have appealed that approval. The Company and the other defendants in the state court action have filed a responsive brief and the appeal is now pending. The federal court action has been stayed pursuant to stipulation of the parties pending resolution of the state court action.

     From time to time the Company is involved in other litigation arising out of its business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's results of operations and the financial condition of the Company.

CHAPTER 11 REORGANIZATION OF PARTNERSHIP CONSOLIDATION BY SENIOR MANAGEMENT

     Robert and Andrew Batinovich, two of the senior officers of the Company, were also senior members of a management team that formed a publicly registered limited partnership in 1986 to consolidate a number of predecessor partnerships. That public partnership was involved in litigation with its primary creditor and in order to prevent foreclosure filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in May of 1992. The public partnership, the primary subsidiary of which is GPA, Ltd., which owns an approximately 3.0% limited partner interest in the Operating Partnership along with other substantial real estate assets, settled the litigation and obtained confirmation of a plan of reorganization in January 1994. Investors in the Common Stock should consider that the consolidation of partnerships into GPA, Ltd.'s parent partnership did not achieve all of the objectives stated at the time and should further consider the relevance of that fact to their investment in the Common Stock of the Company.

CERTAIN TAX RISKS

  Consequences of Failure to Qualify as a REIT

     The Company has elected to be treated as a REIT under the Code commencing with its taxable year ending December 31, 1996. No assurance can be given, however, that the Company will be able to operate in a manner which would permit it to maintain its status as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which only limited judicial or administrative interpretation exists, and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company will receive nonqualifying management fee income and will own nonqualifying preferred stock in the Associated Companies. As a result, the Company may approach the income and asset test limits imposed by the Code and could be at risk of not satisfying those tests. In order to avoid exceeding the asset test limit, for example, the Company may have to reduce its interest in the Associated Companies. The Company is relying on the opinion of its tax counsel regarding its ability to qualify as a REIT. This legal opinion is not binding on the IRS. See "Federal Income Tax
Consequences -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences -- Failure to Qualify."

     Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences -- Taxation of the Company."

  Possible Changes in Tax Laws

     Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of this qualification. In addition to any direct effects the changes might have, the changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives.

RISKS RELATING TO REAL ESTATE

  Environmental Matters

     All of the Properties presently owned by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Company or are in the process of being completed. Certain of the Properties owned by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     Some, but not all, of the properties owned by partnerships managed by the Associated Companies have been subject to Phase I environmental assessments by independent environmental consultants. The Associated Companies determine on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties contain ACMs. In each case the responsible Associated Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented for the properties found to contain ACMs.

     Six of the properties formerly owned by the Company are leased in whole or in part to an operator of auto care centers which include oil change and tune-up facilities, and ten of the Properties are leased to operators of convenience stores which sell petroleum-based fuels. These properties and other of the Properties contain, and/or may have contained in the past, underground storage tanks for the storage of petroleum products and/or other hazardous or toxic substances which create a potential for release of petroleum products and/or other hazardous or toxic substances. Some of the Properties owned by the Company are adjacent to or near properties that have contained in the past or currently contain, underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     Although tenants of the Properties owned by the Company generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Company against any environmental liability arising from the tenants' activities on the Properties, the Company could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Company, properties being considered for acquisition by the Company, or the properties owned by the partnerships managed by the Associated Companies have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Company or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Company's results of operations and financial condition, either directly (with respect to properties owned by the Company), or indirectly (with respect to properties owned by partnerships managed by an Associated Company) by adversely affecting the financial condition of the Associated Company and thus the value of the Company's preferred stock interest in the Associated Company. Moreover, there can be no assurance that (i) future environmental laws, ordinances or regulations will not have an adverse effect on the Company's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

  Risks Related to Ownership and Financing of Real Estate

     The Company is subject to risks generally incidental to the ownership of real estate, including changes in general economic or local conditions, changes in supply of or demand for similar or competing properties in an area, the impact of environmental protection laws, changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive, changes in tax, real estate and zoning laws, and the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without the Company's knowledge and consent. Should any of these events occur, there could be an adverse effect on the Company's results of operations and financial condition.

  Availability of Real Estate for Acquisitions

     The Company's growth is dependent upon acquisitions. There can be no assurance that properties will be available for acquisition or, if available, that the Company will be able to purchase such properties on favorable terms. If such acquisitions are not available it could have a negative impact on the growth of the Company, which could have an adverse effect on the performance of the Company's Common Stock.

  Competition for Acquisition of Real Estate

     The Company faces competition from other businesses, individuals, fiduciary accounts and plans and other entities in the acquisition, operation and sale of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to purchase.

  Competition for Tenants

     The Company is subject to the risk that when space becomes available at its properties the leases may not be renewed, the space may not be let or relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable to the Company. Although the Company has established annual property budgets that include estimates of costs for renovation and reletting expenses that it believes are reasonable in light of each property's situation, no assurance can be given that these estimates will sufficiently cover these expenses. If the Company is unable to promptly lease all or substantially all of the space at its properties, if the rental rates are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then there could be an adverse effect on the Company's results of operations and financial condition.

  Tenants' Defaults

     The ability of the Company to manage its assets is subject to federal bankruptcy laws and state laws affecting creditors' rights and remedies available to real property owners. In the event of the financial failure or bankruptcy of a tenant, there can be no assurance that the Company could promptly recover the tenant's premises from the tenant or from a trustee or debtor-in-possession in any bankruptcy proceeding filed by or against that tenant, or that the Company would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. In the event of the bankruptcy of a tenant, the Company will be subject to the provisions of the federal bankruptcy code, which in some instances may restrict the amount and recoverability of claims held by the Company against the tenant. If any tenant defaults on its obligations to the Company, there could be an adverse effect on the Company's results of operations and financial condition.

  Management, Leasing and Brokerage Risks; Lack of Control of Associated
Companies

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements may be terminated, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms, and that leasing and brokerage activity generally may decline. Acquisition of properties by the Company from the Associated Companies could result in a decrease in revenues to the Associated Companies and a corresponding decrease in dividends received by the Company from the Associated Companies. Each of these developments could have an adverse effect on the Company's results of operations and financial condition.

     To maintain the Company's status as a REIT while realizing income from the Company's third-party management business, the capital stock of Glenborough Hotel Group, a Nevada corporation ("GHG") and Glenborough Corporation, a California corporation ("GC") (which conduct the Company's third-party management, leasing and brokerage businesses) is divided into two classes. All of the voting common stock of the Associated Companies, representing 5% of the total equity of GC, and 25% of the total equity of GHG, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of each Associated Company is held entirely by the Company. Although the Company holds a majority of the equity interest in each Associated Company, the Company is not able to elect directors of either Associated Company and, consequently, the Company has no ability to influence the day-to-day decisions of each entity.

  Uninsured Loss

     The Company or in certain instances tenants of the properties carry comprehensive liability, fire and extended coverage with respect to the Company's properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes and floods) that may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties, which could have an adverse effect on the Company's results of operations and financial condition.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code and individual agreements with sellers of properties place limits on the Company's ability to sell properties, which may adversely affect returns to holders of Common Stock. Twenty-four of the properties owned by the Operating Partnership were acquired on terms and conditions under which they can be disposed of only in a like-kind exchange or other non-taxable transaction.

  Potential Liability Under the Americans With Disabilities Act

     As of January 26, 1992, all of the Company's properties were required to be in compliance with the Americans With Disabilities Act (the "ADA"). The ADA generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the ADA, the impact of its application to the Company's properties, including the extent and timing of required renovations, is uncertain. Pursuant to certain lease agreements with tenants in certain of the "single-tenant" Properties, the tenants are obligated to comply with the ADA provisions. If the Company's costs are greater than anticipated or tenants are unable to meet their obligations, there could be an adverse effect on the Company's results of operations and financial condition.

ADDITIONAL CAPITAL REQUIREMENTS

     The Company's future growth depends in large part upon its ability to raise additional capital on satisfactory terms or at all. There can be no assurance that the Company will be able to raise sufficient capital to achieve its objectives. If the Company were to raise additional capital through the issuance of additional equity securities, or securities convertible into or exercisable for equity securities, the interests of holders of shares of Common Stock could be diluted. Likewise, the Company's Board of Directors is authorized to cause the Company to issue preferred stock in one or more series and to determine the distributions and voting and other rights of the preferred stock. Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, distribution and other similar rights which could be dilutive to or otherwise adversely affect the interests of holders of shares of Common Stock. If the Company were to raise additional capital through debt financing, the Company will be subject to the risks described below, among others.

LIMITATION ON OWNERSHIP OF COMMON STOCK MAY PRECLUDE ACQUISITION OF CONTROL

     Provisions of the Company's Articles of Incorporation are designed to assist the Company in maintaining its qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that (a) any transfer or acquisition of Common Stock that would result in the disqualification of the Company as a REIT under the Code will be void, and (b) if any person attempts to acquire shares of Common Stock that after the acquisition would cause the person to own or to be deemed to own, by operation of certain attribution rules set out in the Code, an amount of Common Stock in excess of a predetermined limit, which, pursuant to Board action, currently is 9.9% of the outstanding shares of Common Stock (the "Ownership Limitation" and as to the Common Stock, the transfer of which would cause any person to actually own Common Stock in excess of the Ownership Limitation, the "Excess Shares"), the transfer shall be void and the Common Stock subject to the transfer shall automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. Robert Batinovich, his spouse and children (including Andrew Batinovich) and individuals or entities whose ownership of Common Stock is attributed to Robert Batinovich in determining the number of shares of Common Stock owned by him for purposes of compliance with Section 856 of the Code (the "Attributed Owners"), are exempt from these restrictions, but are prohibited from acquiring shares of Common Stock if, after the acquisition, they would own in excess of 9.9% of the outstanding shares of Common Stock. This limitation on the ownership of Common Stock may have the effect of precluding the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation shall be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 50% of the Common Stock (the aggregate Ownership Limitations as to all of these persons, as adjusted, the "Adjusted Ownership Limitation"). See "Description of Common
Stock -- Restrictions on Ownership and Transfer of Common Stock" and "Federal Income Tax Consequences."

OTHER RISKS

  Debt Financing

     The Company intends to incur additional indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance property acquisitions. As a result, the Company expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that the Company's cash flow will be insufficient to meet required payments on its debt and the risk that the Company may be unable to refinance or repay the debt as it comes due. The Company's current $50 million secured revolving line of credit with Wells Fargo Bank, N.A. provides that distributions may not exceed 90% of funds from operations and that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), the Company and its subsidiaries may not pay any distributions on the Common Stock or its preferred stock. If the Company is unable to obtain acceptable financing to repay indebtedness at maturity, the Company may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could have an adverse effect on the Company's results of operations and financial condition.

  Dependence on Executive Officers

     The Company is dependent on the efforts of Robert and Andrew Batinovich, its President and Chief Executive Officer and its Executive Vice President, Chief Financial Officer and Chief Operating Officer, respectively, and of its other executive officers. The loss of the services of any of them could have an adverse effect on the results of operations and financial condition of the Company.

  Board of Directors May Change Investment Policies

     The Company's major policies described herein or incorporated herein by reference and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of

Directors. The Company's Board of Directors may change the investment policies of the Company without a vote of the stockholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed.

  Effect of Market Interest Rates on Price of Common Stock

     One of the factors that may influence the market price of the shares of Common Stock in public markets will be the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. Such circumstances may adversely affect the market price of the Common Stock.

  Shares Available for Future Sale

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or future conversions or exercises of securities for future sales, including shares of Common Stock issuable upon exchange of Operating Partnership units, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock.

                       SELECTED FINANCIAL AND OTHER DATA

     The following table sets forth selected financial and other data on a historical and as adjusted basis for the Company, and on a historical combined basis for the GRT Predecessor Entities. The following unaudited as adjusted operating data, balance sheet data, and other data have been prepared to reflect the Consolidation and related transactions as if such transactions had occurred on January 1, 1994. This selected historical financial and other data should be read in conjunction with the Company's audited financial statements and footnotes thereto which are incorporated herein by reference.

                               AS OF AND
                                  FOR                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                THE SIX      ------------------------------------------------------------------------------------
                              MONTHS ENDED                   AS                      AS
                                JUNE 30,     HISTORICAL   ADJUSTED   HISTORICAL   ADJUSTED   HISTORICAL   HISTORICAL   HISTORICAL
                                  1997          1996        1995        1995        1994        1994         1993         1992
                              ------------   ----------   --------   ----------   --------   ----------   ----------   ----------
OPERATING DATA:
  Rental Revenue.............  $   19,691     $ 17,943    $13,495     $ 15,454    $12,867     $ 13,797     $ 13,546     $ 13,759
  Fees and reimbursements....         367          311        260       16,019        260       13,327       15,439       14,219
  Interest and other
    income...................       1,835        1,080        982        2,698      1,109        3,557        3,239        3,150
  Equity in earnings of
    Associated Companies.....         603        1,598      1,691           --      1,649           --           --           --
  Total Revenues(1)..........      22,496       21,253     16,428       34,171     15,885       30,681       32,224       31,128
  Property operating
    expenses.................       6,045        5,266      4,084        8,576      3,673        6,782        7,553        8,692
  General and
    administrative...........       1,374        1,393        983       15,947        954       13,454       14,321       13,496
  Interest expense...........       3,800        3,913      2,767        2,129      2,767        1,140        1,301        1,466
  Depreciation and
    Amortization.............       4,044        4,575      3,654        4,762      3,442        4,041        4,572        4,933
  Income (loss) from
    operations before
    minority interest and
    extraordinary income.....       7,233       (1,131)     4,077          524      4,516        1,580        2,144       (2,139)
  Net income (loss)(2).......       6,604       (1,609)     3,796          524     (3,093)       1,580        4,418       (2,681)
  Per share(3):
    Net income (loss) before
      extraordinary items....  $     0.55     $  (0.21)   $  0.66           --    $  0.72           --           --           --
    Net income (loss)........        0.55        (0.24)      0.66           --      (0.54)          --           --           --
    Distributions(4).........        0.64         1.22       1.20           --       1.20           --           --           --
BALANCE SHEET DATA:
  Net investment in real
    estate...................  $  315,837     $161,945         --     $ 77,574         --     $ 63,994     $ 70,245     $ 75,022
  Mortgage loans receivable,
    net......................       3,547        9,905         --        7,465         --       19,953       18,825       18,967
  Total assets...............     337,170      185,520         --      105,740         --      117,321      102,635      108,168
  Total debt.................     152,681       75,891         --       36,168         --       17,906       12,172       15,350
  Stockholders' equity.......     163,657       97,600         --       55,628         --       80,558       85,841       87,172
OTHER DATA:
  EBIDA(5)...................  $   15,077     $ 14,273    $11,361     $  9,291    $11,258     $ 10,269     $ 10,326     $  8,815
  Cash flow provided by (used
    for):
    Operating activities.....       8,573        4,138      4,656      (10,608)     5,742       22,426       12,505        6,891
    Investing activities.....    (124,080)     (61,833)     3,263        8,656      1,710       (1,947)      (2,002)      (1,437)
    Financing activities.....     117,504      (54,463)    (7,933)     (17,390)    (6,408)      (2,745)      (8,927)      (9,476)
  FFO(6).....................      10,926       11,491      9,638        7,162      9,536        9,129        9,025        7,349
  CAD(7),(8).................       9,762       10,497      8,856        3,237      8,754        6,919        6,921        4,731
  Debt to total market
    capitalization(9)........       29.5%        29.5%         --           --         --           --           --           --

---------------

(1) Certain revenues which are included in the historical combined amounts for 1995 and prior are not included on an as adjusted basis. These revenues are included in three unconsolidated Associated Companies on an as adjusted basis, from which the Company receives lease payments and dividend income.

(2) Historical 1996 and as adjusted 1994 net losses reflect $7,237 of Consolidation and litigation costs incurred in connection with the Consolidation. As adjusted 1994 data give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994, whereas historical 1996 data reflect such transactions in the periods they were expensed. The Consolidation and litigation costs were expensed on January 1, 1996, the Company's first day of operations. Net loss in 1992 includes a non-recurring writedown of $4,282 on GPI's investment in the master agreement that resulted from GPI's in-substance foreclosure on the AFP Partners' properties.

(3) As adjusted net income per share is based upon as adjusted weighted average shares outstanding of 5,753,709 for 1995 and 1994. The difference between primary and fully diluted per share amounts, as well as the effects of implementing Statement of Financial Accounting Standards No. 128 "Earnings Per Share" are not material to reported amounts.

(4) Consists of distributions declared for the period then ended.

(5) EBIDA represents and is computed as earnings before interest expense, depreciation, amortization, loss provisions and minority interests. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

(6) Funds from Operations ("FFO") represents income (loss) from operations before minority interests and extraordinary items plus depreciation and amortization except amortization of deferred financing costs and loss provisions. In 1996, Consolidation and litigation costs were also added back to net income to determine FFO. Management generally considers FFO to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(7) Cash available for distribution ("CAD") represents net income (loss) (computed in accordance with GAAP), excluding extraordinary gains or losses or loss provisions, plus depreciation and amortization including amortization of deferred financing costs, less lease commissions and capital expenditures. CAD should not be considered an alternative to net income as a measure of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.

(8) CAD for the year ended December 31, 1995 excludes approximately $6,782 that represents the net proceeds received from the prepayment of the Finley mortgage loan and the repayment of the wrap note payable.

(9) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock, on a fully converted basis, based upon a closing price of the Company's Common Stock of $25.25 per share on June 30, 1997 and $17.625 on December 31, 1996.

                            BUSINESS AND PROPERTIES

     The Company is a self-administered and self-managed REIT that as of July 31, 1997, owned a diversified portfolio of 64 office, industrial, retail, multi-family and hotel Properties located in 19 states throughout the country. In addition, the two Associated Companies as of July 31, 1997, provided comprehensive asset, partnership and property management services for a diversified portfolio of 58 additional properties that are not owned by the Company. As of July 31, 1997, the combined portfolios encompassed over 12 million rentable square feet in 22 states.

GROWTH STRATEGY

     The Company seeks to achieve sustainable long-term growth in Funds from Operations primarily through the following strategies:

     - Acquiring diversified portfolios or individual properties on attractive terms, often from public and private partnerships as well as from other REITs and life insurance companies and other institutions;

     - Acquiring properties from entities controlled by Glenborough Corporation, one of the Associated Companies;

     -  Improving the performance of Properties in the Company's portfolio; and

     - Constantly reviewing the Company's current portfolio for opportunities to redeploy capital from certain existing Properties into other properties which the Company believes have characteristics more suited to its overall growth strategy and operating goals.

  Acquisitions

     Acquisition Characteristics. The Company primarily seeks to acquire diversified portfolios and individual properties with certain of the following characteristics: (i) a stable stream of income, both historical and projected;
(ii) existing management fees and costs that, when internalized, would augment the Company's investment return; (iii) properties generally constructed after 1970; (iv) little or no exposure to hazardous materials; (v) prudent debt levels; (vi) potential for substantial overhead savings that could be converted to distributions; (vii) low-to-moderate vacancy levels; (viii) diversified tenant risk; (ix) low-to-moderate deferred maintenance; (x) substantial geographic overlap with the Company's existing portfolio, to capitalize on the Company's existing management capabilities; and (xi) predominantly comprised of office, industrial, retail, multi-family properties, and/or hotel properties.

     Portfolio Acquisitions. The Company seeks to grow by acquiring diversified property portfolios, and believes there are significant acquisition opportunities for such portfolios. The Company believes that public and private partnerships, other REITs and life insurance companies and other institutions own diversified portfolios which represent significant acquisition opportunities. For example, according to Robert A. Stanger & Co., Inc. ("Stanger"), a substantial percentage of public and private partnerships, representing original equity investments in excess of $70 billion, own portfolios that are diversified geographically or by property type or both.

     The Company believes that it can acquire diversified portfolios on attractive terms because it can provide liquidity to the owners who otherwise face a limited market for their portfolios and can, through the Company's UPREIT structure, address the current owners' tax concerns and structure transactions that may defer taxable gains. The Company further believes that there is a limited number of purchasers who seek to buy diversified portfolios. For example, most REITs pursue a strategy that focuses either on specific property types or geographic regions or both, and thus do not provide an outlet for bulk sales by diversified portfolio owners. For a diversified portfolio seller that is seeking to liquidate, an alternative to a bulk sale would be a gradual sell-off of assets. Such an approach, however, may require an extended period of time and be prohibitively expensive.

     The Company believes that, in particular, limited partnerships and the limited partners in such partnerships face difficult liquidity alternatives. According to Stanger, few of the private partnerships, and less than half of the public partnerships, are traded in any active secondary market. The Company believes the majority of the limited partners in these partnerships would be interested in solutions providing liquidity. The principal options available to such limited partners include (i) selling their units for cash on the secondary market, which according to Stanger, has a pricing structure that typically discounts unit values relative to underlying asset values, and (ii) more recently, selling their units for cash to large, well-financed investors who solicit limited partners to sell their interests at prices that are higher than prevailing secondary market prices but generally lower than the seller's underlying asset value. In addition to their discounted pricing structure, these solutions may not be preferred by limited partners who, as a result of past tax benefits or other factors, may incur significant tax liabilities as a result of such sale.

     Given the limited alternatives available to partnerships and other holders of diversified portfolios as described above, the Company believes that its emphasis on diversified portfolios, its long-term investment strategy and self-managed structure enable it to compete effectively for the acquisition in bulk of diversified portfolios. The Company believes it can offer consideration (in the form of units of the Operating Partnership, Common Stock of the Company, and/or cash) which both exceeds that otherwise available to diversified portfolio owners and meets the Company's investment criteria.

     Individual Property Acquisitions. From time to time the Company will acquire individual properties that it believes will enhance the Company's profitability and take advantage of existing management resources.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated portfolio and individual property acquisitions, the Company intends to consider opportunities to acquire interests in portfolios and individual properties through tender offers for public and private limited partnerships. Depending upon the opportunity and the circumstances, such offers may be made with or without the cooperation of the general partner of such partnerships. As the Company is currently evaluating this addition to its acquisition strategy and no tender offer transactions have been initiated, there is no certainty that the Company will adopt this strategy or that any such transactions will be completed. See "Risk Factors -- Risks Relating to Tender Offers" in the accompanying Prospectus.

  The Associated Companies

     Glenborough Corporation. The Company seeks to acquire properties from entities controlled by Glenborough Corporation ("GC"), a California corporation formerly known as Glenborough Realty Corporation, which (i) serves as general partner of several real estate limited partnerships for whom it provides management services, asset management and property management services, (ii) provides property management services for a limited portfolio of properties owned by unaffiliated third parties, and (iii) provides management services for certain partnerships sponsored by Rancon Financial Corporation, an unaffiliated corporation which has significant real estate assets in the Inland Empire region of Southern California (the "Rancon Partnerships"); these services include asset management, property development, Securities and Exchange Commission reporting, accounting, investor relations and property management services. The services to the Rancon Partnerships were previously provided by Glenborough Inland Realty Corporation ("GIRC"), a California corporation, which merged with GC effective June 30, 1997. In the merger between GC and GIRC, the Company received preferred stock of GC in exchange for its preferred stock of GIRC, on a one-for-one basis. Following the merger, the Company holds the same preferences with respect to dividends and liquidation distributions paid by GC as it previously held with respect to GC and GIRC combined.

     As of June 30, 1997, the Company owned 100% of the 38,000 shares (representing 95% of total outstanding shares) of non-voting preferred stock of GC. GC also has 2,000 shares (representing 5% of total outstanding shares) of voting common stock outstanding. One individual owns 33 1/3% of such common stock, and four individuals, two of whom, Sandra L. Boyle and Frank Austin, are executive officers of the Company, each own 16 2/3% of the common stock. The Company, through its ownership of preferred stock of GC, is entitled to receive cumulative, preferred annual dividends of $1.133 per share, which GC must pay before it pays any dividends with respect to the common stock of GC. Once GC pays the required cumulative preferred dividend, it will pay any additional dividends in equal amounts per share on both the preferred stock and the common stock at 95% and 5%, respectively. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $114.50 per share plus all cumulative and unpaid dividends. The preferred stock is subject to redemption at the option of GC after December 31, 2005, for a redemption price of $114.50 per share.

     Glenborough Hotel Group. The Company, through the Operating Partnership, leases its hotel properties to Glenborough Hotel Group ("GHG"). The Operating Partnership holds a first mortgage on another hotel, which is managed by GHG under a contract with its owner. GHG also manages one other hotel owned by Outlook Income Fund 9, a partnership whose general partner is GC, as well as two resort condominium hotels.

     As of June 30, 1997, the Company owned 100% of the 50 shares of non-voting preferred stock of GHG. Three individuals, one of whom, Terri Garnick, is an executive officer of the Company, each own 33 1/3% of the 1,000 shares of voting common stock of GHG. The Company, through its ownership of preferred stock, is entitled to receive cumulative, preferred annual dividends of $600 per share, which GHG must pay before it pays any dividends with respect to the common stock. Once GHG pays the required cumulative preferred dividend, it will pay 75% of any additional dividends to holders of the preferred stock, and 25% to holders of the common stock. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $40,000 per share plus all cumulative and unpaid dividends. The preferred stock will be subject to redemption at the option of GHG after December 31, 1999, for a redemption price of $40,000 per share.

     Ownership Structure of the Associated Companies. The Company intends for its ownership interest in each of the Associated Companies to comply with REIT qualification standards. As the holder of preferred stock in an Associated Company, the Company has no voting power with respect to the election of the directors of the Associated Company; all power to elect directors of an Associated Company is held by the respective owners of the common stock of the Associated Company. The ownership structure of the Associated Companies is intended to provide the Company with a significant portion of economic benefits of each of the Associated Companies. The Company accounts for the financial results of each of the Associated Companies using the equity method.

  Internal Growth

     The Company seeks market rent increases as leases are renewed. In addition, many of the commercial leases provide for rent increases that are either fixed or based on a consumer price index ("CPI"). Such increases, together with anticipated future rents from space now vacant, provide an opportunity for increased revenues. The leases for the hotel portfolio provide the Company with either a base rent amount or a percentage of the hotel's revenue, whichever is higher; thus, the Company will participate in any increase in hotel revenues.

  Redeployment of Assets

     The Company periodically reviews the existing Properties, and sells certain Properties and reinvests the proceeds in other properties which the Company believes have characteristics more suited to its overall growth strategy and operating goals. For example, the Company may: (i) sell properties that have matured beyond a point of significant future growth potential and replace them with properties with comparable cash flow but higher growth potential; (ii) sell some smaller or management intensive properties and replace them with larger or more management-efficient properties; and (iii) seek to reduce the number of cities in which it does business. By redeploying assets in this manner, the Company believes it can achieve certain economies of scale with respect to staffing and overhead levels.

FINANCING POLICIES

     Conservative Debt Strategy. The Company's total indebtedness as of July 31, 1997 was approximately $56.5 million, which represents a debt to total market capitalization (debt divided by the sum of market value of equity plus debt) ratio of approximately 9.9%. This ratio is consistent with the Company's conservative strategy of maintaining its debt to total market capitalization ratio at a level of 30% or less. In addition, the Company's Articles of Incorporation (the "Charter") limits the Company's ability to incur additional debt if the Company's total debt would exceed 50% of the greater of the Company's fair market value or total market capitalization (sum of market value of equity plus debt), as defined in the Charter. This debt limitation contained in the Company's Charter cannot be changed without the affirmative vote of the stockholders of the Company in accordance with Maryland General Corporation Law.

     Limited Floating Interest Rate Debt. The Company seeks to limit the amount of its indebtedness that is subject to floating interest rates. As of July 31, 1997, approximately $9.6 million, or 17% the Company's aggregate indebtedness, was subject to floating rates of interest.

INVESTMENT POLICIES

     The Company seeks to invest in income-producing property, both directly and through joint ventures with unaffiliated third parties, including institutional investors. Prospective real estate investment opportunities undergo an underwriting process that evaluates the following: (i) reasonably anticipated levels of net cash and ultimate sales value, based on evaluation of a range of factors including, but not limited to, rental levels under existing leases; (ii) financial strength of tenants; (iii) levels of expense required to maintain operating services and routine building maintenance at competitive levels; and
(iv) levels of capital expenditures required to maintain the capital components of the building in good working order and in conformance with building codes, health, safety and environmental and other standards.

     The Company conducts physical site inspections of each property under consideration and also engages outside professionals to independently inspect properties prior to acquisition. The Company either engages outside professionals to conduct Phase I environmental assessments for all acquisitions, or relies on either: (i) the availability of a recent report prepared for a third party; or (ii) in the case of a property managed by an Associated Company, the experience of the Associated Company in managing the property, when the incremental benefit of obtaining a report is believed by the Company to be outweighed by the cost. Based upon the results of these inspections, assessments, reports and experience, the Company evaluates the risks associated with a proposed acquisition prior to its completion and takes appropriate corrective measures.

     The Company emphasizes equity real estate investments, but may also invest in mortgages, securitized mortgage portfolios or other assets consistent with maintaining qualification as a REIT. The Company will not invest in derivative financial instruments except for the limited purpose of prudently hedging interest rate risk under variable interest rate debt. The Company has no plans to invest in derivative financial instruments.

     The Board of Directors of the Company reviews the investment policies of the Company periodically to determine that the investment policies being followed by the Company at any time are in the best interests of the Company's stockholders. The Board of Directors may alter the Company's investment policies if it determines in the future that such a change is in the best interests of the Company and its stockholders. The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed or for other reasons.

     The Company has also adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the approval of at least two-thirds of the Company's independent directors.

THE PROPERTIES

     The 64 Properties owned by the Company as of July 31, 1997, consisted of 18 office Properties, 30 industrial Properties, 6 retail Properties, four multi-family Properties and six hotel Properties, and are located in numerous local markets among four geographic regions and 19 states. In addition, as of July 31, 1997, the Company had entered into definitive agreements, subject to customary closing conditions only, to purchase a portfolio of 27 additional properties (the "T. Rowe Price Properties") consisting of five office properties, 19 industrial properties and three retail properties.

                          DESCRIPTION OF COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." Registrar and Transfer Company is the Company's transfer agent.

GENERAL

     The Company's Charter authorizes the Company to issue up to 50,000,000 shares of Common Stock with a par value of $.001 per share. As of July 31, 1997 there were 21,446,009 shares of Common Stock issued and outstanding, and no shares of Excess Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

     The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Charter in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the Shares of Common Stock offered by this Prospectus or any Prospectus when issued. The holders of the Shares of Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

     For the Company to qualify as a REIT under Section 856(a) of the Code, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "closely-held test"). Shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year (the "100 person test"). See "Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than Robert Batinovich and the individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners"), may own an amount of Common Stock in excess of the Ownership Limitation, which, pursuant to Board action, currently is 9.9% of the outstanding shares of Common Stock. A qualified trust (as defined in the Charter) generally may own up to 9.9% of the outstanding shares of Common Stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 9.9% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to an option held by GPA, Ltd. or Mr. Batinovich to cause the Company to redeem their respective partnership interests in the Operating Partnership, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd.

     The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common

Stock in excess of the Ownership Limitation, (b) result in failing the 100 person test, or (c) result in the Company failing the closely-held test, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

     The Charter also provides that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to fail either the closely-held test or the 100 person test will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual (a "Permitted Transferee") whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to fail the closely-held test. In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Shares from the trustee at the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) average of the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the closing market price for the Common Stock for the five consecutive trading days ending the date the Company exercises its option to purchase. The intended transferee would be entitled to receive from the trustee the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the closing market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the price per share received by the trustee from the transfer of the Excess Shares to a Permitted Transferee.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Charter. Such amendments require the affirmative vote of stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Charter by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received, will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

     The Company believes that since January 1, 1996, it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be met.

     The provisions of the Code and regulations thereunder relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year that ended on December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT Taxable Income" (generally the REIT's taxable income adjusted for, among other things, disallowance of the dividends-received deduction) that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investments in corporations.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

  General

     In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. (However, beginning in 1998, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gains income to its shareholders on a pro rata basis.) Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions"

(which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than property held for at least four years, foreclosure property, and, beginning in 1998, property involuntarily converted), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the Company, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

  Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons (the "100 person test"); (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year (the "closely-held test"); and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. A REIT formed after October 4, 1976 must also report its income, for federal income tax purposes, based on the calendar year.

     In order to assist the Company in complying with the 100 person test and the closely-held test described above, the Company has placed certain restrictions on the transfer of the Common Stock and the Company's preferred stock to prevent further concentration of stock ownership. See "Description of Common Stock -- Restrictions on Transfer." Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and preferred stock disclosing the actual owners of such Common Stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." Furthermore, the Company reports its income, for federal income tax purposes, based on the calendar year.

     Although the Company intends to satisfy the shareholder demand letter rules described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT but may result in the imposition of IRS penalties against the Company. In addition, beginning in 1998, a REIT's failure to satisfy the closely-held test during a taxable year will not result in its disqualification as REIT under the Code as long as (i) the REIT satisfies the shareholder demand letter rules, and (ii) the REIT did not know, and exercising due diligence, would not have known, whether it had failed the requirement.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in real property through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own "qualified REIT subsidiaries," which are, in general, corporate subsidiaries 100% owned by a REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Company has analyzed the impact of its ownership interests in the Associated Companies on its ability to satisfy the asset tests. Based upon its analysis of the estimated value of the Company's total assets as well as its estimate of the value of the respective nonvoting preferred stock interests in the Associated Companies, the Company believes that none of such preferred stock interests will exceed 5% of the value of the Company's total assets on the last day of any calendar quarter in 1996. The Company intends to monitor compliance with the 5% test on a quarterly basis and believes that it will be able to manage its operations in a manner to comply with the tests, either by managing the amount of its qualifying assets or reducing its interests in the Associated Companies, although there can be no assurance that such steps will be successful. In rendering its opinion as to the qualification of the Company as a REIT, counsel has relied upon the Company's representation as to the value of its assets and the value of its interests in the Associated Companies. Counsel has discussed with the Company its valuation analysis and the future actions available to it to comply with the 5% tests but it has not independently verified the valuations.

  Gross Income Tests

     There are three separate percentage tests (two beginning in 1998) relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) "rents from real property" (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     For purposes of determining whether the Company complies with the 75% test and 95% test (described below), gross income does not include income from prohibited transactions. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of Properties."

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     Under current law, if a REIT provides impermissible services to its tenants, all of the rent from those tenants can be disqualified from satisfying the 75% and 95% tests. Beginning in 1998, rents will not be disqualified if a REIT provided de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis).

     The Company will be deemed to provide certain services which are actually provided by the Operating Partnership with respect to properties owned by the Operating Partnership. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% and 95% tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     Pursuant to the percentage leases ("Percentage Leases"), GHG leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a five-year period with a five-year renewal option. The Percentage Leases provide that the lessee will be obligated to pay to the Operating Partnership (a) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (b) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross revenues from the operations of the Hotels in excess of certain levels. The Base Rent accrues and is required to be paid monthly. Percentage Rent is due quarterly; however, the lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent with respect to such year.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute rents from real property, the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (a) the intent of the parties, (b) the form of the agreement, (c) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (d) the extent to which the property owner retains the risk of loss of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (a) the service recipient is in physical possession of the property, (b) the service recipient controls the property, (c) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (d) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (e) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(f) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Counsel is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (a) the Operating Partnership and the lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (b) the lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (c) the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities, structural elements and exterior painting, and will dictate how the Hotels are operated, maintained, and improved, (d) the lessee bears all of the costs and expenses of operating the Hotels (including inventory costs) during the term of the Percentage Leases (other than real property taxes, personal property taxes on property owned by the Operating Partnership, casualty insurance and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Operating Partnership under the Percentage Leases), (e) the lessee will benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (f) in the event of damage or destruction to a Hotel which renders the Hotel unsuitable for continued use, the lessee will be at economic risk because the Operating Partnership can elect to terminate the Percentage Lease as to such Hotel, in which event the lessee can elect to rebuild at its cost less any insurance proceeds, or accept such termination, (g) the lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (i) injury to persons or damage to property occurring at the Hotels or (ii) the lessee's use, management, maintenance or repair of the Hotels, (h) the lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (i) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels. The Company has represented that the lessee has and will have its own employees, physically distinct and separate office space, furniture and equipment, and directors. Further, the Company has represented that neither the Company nor the Operating Partnership will furnish or render services to either the lessee or its customers.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of counsel with respect to the relationship between the Operating Partnership and the lessee is based upon all of the facts and circumstances, and rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as rents from real property. In that case, the Company likely would not be able to satisfy either the 75% or 95% tests and, as a result, could lose its REIT status.

     In order for the Rents to constitute rents from real property, several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Management has obtained an appraisal of the personal property at each Hotel indicating that the appraised value of the personal property at each Hotel is less than 15% of the value at which such Hotel is acquired. However, the Company has represented that the Operating Partnership will in no event acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the IRS would not assert that the personal property acquired from a particular partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus could lose its REIT status.

     Another requirement for qualification of the Rents as rents from real property is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages (a) is fixed at the time the Percentage Leases are entered into, (b) is not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(c) conforms with normal business practice. More generally, the Percentage Rent will not qualify as rents from real property if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profit and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenue, as described above).

     As described above, a further requirement, under the related party tenant rules, for qualification of Rents as rents from real property limits the relationship between the Company and its tenants. In the case of a corporate tenant, the Company must not own 10% or more of the total combined voting power of the tenant's stock and must not own 10% or more of the total number of shares of all classes of the tenant's stock outstanding. In the case of a tenant that is not a corporation, the Company must not own 10% or more in interest of the tenant's assets or net profits. The Company intends to limit its ownership interest in GHG to nonvoting preferred stock which will constitute less than 10% of the total number of outstanding shares of GHG stock. The common stock of GHG, which is the only voting stock of GHG, will be owned by persons who are not related to the Company within the definition in the applicable statute. The common stockholders will have a significant economic interest in GHG and will elect the board of directors of GHG. Based upon the foregoing, counsel is of the opinion that rental payments from GHG will not constitute rentals from a party related to the Company.

     The Company will receive nonqualifying management fee income. As a result, the Company may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on the Company's representation that the actual amount of nonqualifying income will not exceed such limits.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these rules, income earned thereon will operate to reduce its interest expense, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

     The Company believes that it and the Operating Partnership has held and managed its properties in a manner that has given rise to sufficient rental income qualifying under the 75% and 95% tests so that it may maintain its status as a REIT. Gains on sales of properties will generally qualify under the 75% and 95% tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a "prohibited transaction." In this regard, certain of the Company's assets are subject to existing purchase options. Beginning in 1998, the 30% test is repealed. Although the Company believes, based on the historical experience of certain predecessor partnerships, that it will satisfy this 30% test, if, contrary to expectations, large numbers of such options are exercised, more than 30% of the Company's gross income in a taxable year could be derived from a proscribed source. The Company will, however, use its best efforts to ensure that it will continue to satisfy each of the foregoing income requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its

REIT Taxable Income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, beginning in 1998, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gains income to its shareholders on a pro rata basis.) Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its net capital gains for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For such purposes, dividends declared to shareholders of record in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     The Company believes that it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT Taxable Income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership.

  General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT Taxable Income. See

" -- Requirements for Qualification" and " -- Gross Income Tests." Any resultant increase in the Company's REIT Taxable Income increases its distribution requirements (see " -- Requirements for Qualification" and " -- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see
" -- Requirements for Qualification" and " -- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

  Tax Allocations with Respect to Certain Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under
Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Requirements for Qualification" and " -- Annual Distribution Requirements." In addition, the application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

  Basis in Operating Partnership Interest

     The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) is increased by (a) its allocable share of the Operating Partnership's income and (b) increases in its allocable share of indebtedness of the Operating Partnership and (iii) is reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's losses and (b) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's losses would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such losses will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

  Sale of Properties

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership will be capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and " -- Requirements for Qualification" and " -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to make such occasional sales of properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Operating Partnership's properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

  Taxation of Taxable Domestic Stockholders

     Dividends, generally, as long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends-received deduction. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's shares of Company stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the shares of Company stock are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     Distributions which are designated by the Company as capital gain dividends will be taxed to stockholders as long-term term capital gains (to the extent such dividends do exceed the Company's actual net capital gains for the taxable year) without regard to the period for which a stockholder has held his stock upon which the capital gain dividend is paid. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Under the Taxpayer Relief Act of 1997 (the "Act"), four separate capital gains rates for individuals will ultimately be operative. Under prior law, individuals paid a maximum 28% rate on net capital gains. The Act retains this 28% rate for "mid-term gain," which is gain on the sale of property held for more than one year and 18 months or less. A new 25% rate will apply to certain real property depreciation recapture income for dispositions after May 7, 1997. A new 20% (reduced to 10% in the case of lower income individuals) rate will apply to non-recapture gain for property held more than 18 months. A new 18 percent (reduced to 8% in the case of lower income individuals) rate will ultimately be available for certain property held more than 5 years upon its disposition. The Treasury is authorized to issue regulations for application of the reduced rates to pass-through entities, including REITs and partnerships (such as the Operating Partnership). Individual stockholders of the Company may therefore qualify for the reduced rate of tax on capital gain dividends paid by the Company to the extent such dividends are attributable to the Company's dispositions after May 7, 1997.

     Beginning in 1998, an election will be available under which a REIT may retain its capital gains and pay tax thereon, and its stockholders will be deemed to have received the capital gains and paid the tax. If the Company makes this election, a stockholder will be deemed to have received his pro rata share of the Company's capital gains and may claim a credit against his federal income tax liability for his share of taxes paid by the Company on such gains.

     In general, any loss upon a sale or exchange of shares of Company stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

  Backup Withholding

     The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, the Company will institute backup withholding with respect to a stockholder when instructed to do so by the IRS. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

  Taxation of Tax-Exempt Stockholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax exempt entity has not financed the acquisition of its shares of the Company's stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company's stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the Company is treated as a "pension-held REIT." In view of the Ownership Limitation, the Company does not expect to be treated as a "pension-held REIT." Consequently, a pension trust stockholder should not be subject to UBTI on dividends that it receives from the Company. However, because the Common Stock is publicly traded, no assurance can be given to this effect.

  Taxation of Foreign Stockholders

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt is made herein to provide more than a summary of such rules. Prospective foreign investors ("Non-U.S. Stockholders") should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Unless such distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate. In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of the Company's stock. If income on the Company's stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements.

     Unless the Company's stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of the Company's capital stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, the Company's stock is treated as a USRPI, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will also give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Amounts withheld may be refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Stockholder's U.S. tax liability.

     Distributions that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares of Company's stock under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by the Company (including property held by the Operating Partnership), will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA").

Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as gain effectively connected with a U.S. trade or business regardless of whether such dividends are designated as capital gain dividends. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Also, distributions of USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares of Company stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of the Company will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

     However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect. Gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of shares of Company stock are paid by or through a U.S. office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if (i) the payment is made through an office outside the U.S. of a broker that is either (a) a U.S. person,
(b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (c) a "controlled foreign corporation" for U.S. federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

  Possible Legislative or Other Actions Affecting Tax Consequences

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  State Tax Consequences and Withholding

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which the Company may conduct business treat REITs as ordinary corporations. The Company does not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares of the Company's capital stock. However, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

     EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus has also been prepared for use by the persons who may receive from the Company Shares in acquisitions and who may be entitled to offer such Shares under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Stockholders"); provided, however, that no Stockholder will be authorized to use this Prospectus for any offer of such Shares without first obtaining the consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Stockholders and subject to limitations and conditions which may be varied by agreement between the Company and the Stockholders. Resales of such Shares may be made on the New York Stock Exchange or such other exchange on which the Company's Common Stock may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

     Agreements with Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the "Securities Act").

     When resales are to be made through a broker or dealer selected by the Company, it is anticipated that a member firm of the New York Stock Exchange may be engaged to act as the Stockholders' agent in the sale of shares by such Stockholders. The commission paid to the member firm will be the normal stock exchange commission (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the New York Stock Exchange or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon the Company being notified by a Stockholder that any block trade has taken place, a supplementary Prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the member firm, the number of shares involved, the price at which such shares were sold by such Stockholder, and the commissions to be paid by such Stockholder to such member firm.

                                    EXPERTS

     The financial statements of the Company, the GRT Predecessor Entities, Glenborough Hotel Group, Atlantic Pacific Assurance Company Limited and Glenborough Inland Realty Corporation and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

     In addition, the respective statements of revenues and certain expenses of the UCT Property, the TRP Properties, the Carlsberg Properties, the CIGNA Properties, the E&L Properties, the Lennar Properties, the Riverview Property and the Centerstone Property, included in various Current Reports on Form 8-K/A, incorporated by reference herein, have also been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein, in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Shares of Common Stock will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualifications and taxation as a REIT under the Code contained in the Prospectus under the caption "Federal Income Tax Consequences -- Taxation of the Company -- General" is based upon the opinion of Morrison & Foerster LLP.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act Registration fee.

        Securities Act Registration fee...................................  $ 35,322
        Printing fees.....................................................    10,000
        Legal fees and expenses...........................................    55,000
        Accounting fees and expenses......................................     5,000
        Blue sky fees and expenses........................................     5,000
        NASD filing fee...................................................    30,500
        Miscellaneous expenses............................................     9,178
                                                                            --------
                  Total...................................................  $150,000
                                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

     The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which he is made a party by reason of service in that capacity.

     The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

     The Company has obtained an insurance policy to provide liability coverage for directors and officers of Company.

ITEM 16. EXHIBITS

      3.1   -- Articles of Amendment and Restatement of Articles of Incorporation of the
               Registrant (incorporated by reference to Exhibit 3.2 to Registrant's
               Registration Statement on Form S-11 (File No. 333-09411))
      3.2   -- Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to
               Registrant's Registration Statement on Form S-11 (File No. 333-09411))
      5.1   -- Opinion of Morrison & Foerster LLP
      8.1   -- Opinion of Morrison & Foerster LLP relating to certain tax matters
     23.1   -- Consent of Arthur Andersen LLP (included on page II-5)
     23.2   -- Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
     24.1   -- Power of Attorney (included as part of the signature page hereto)

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on August 21, 1997.

                                          GLENBOROUGH REALTY TRUST
                                          INCORPORATED

                                          By: /s/ ROBERT BATINOVICH
                                            ------------------------------------
                                            Robert Batinovich
                                            Chairman, President and,
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Robert Batinovich, Andrew Batinovich, Sandra L. Boyle and Frank E. Austin as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-4 in connection with the sale by Glenborough Realty Trust Incorporated of Shares of Common Stock, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------
            /s/ ROBERT BATINOVICH              Chairman, President and Chief    August 21, 1997
---------------------------------------------    Executive Officer
              Robert Batinovich

            /s/ ANDREW BATINOVICH              Director, Executive Vice         August 21, 1997
---------------------------------------------    President, Chief Operating
              Andrew Batinovich                  Officer and Chief Financial
                                                 Officer

                                               Senior Vice President
---------------------------------------------
               Sandra L. Boyle

             /s/ FRANK E. AUSTIN               Senior Vice President, General   August 21, 1997
---------------------------------------------    Counsel and Secretary
               Frank E. Austin

              /s/ TERRI GARNICK                Senior Vice President and Chief  August 21, 1997
---------------------------------------------    Accounting Officer
                Terri Garnick

              /s/ PATRICK FOLEY                Director                         August 21, 1997
---------------------------------------------
                Patrick Foley

           /s/ RICHARD A. MAGNUSON             Director                         August 21, 1997
---------------------------------------------
             Richard A. Magnuson

              /s/ LAURA WALLACE                Director                         August 21, 1997
---------------------------------------------
                Laura Wallace

                                 EXHIBIT INDEX

                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                                 DESCRIPTION                                     PAGE
-------  ------------------------------------------------------------------------  ------------
 3.1     Articles of Amendment and Restatement of Articles of Incorporation of
         the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's
         Registration Statement on Form S-11 (File No. 333-09411))...............
 3.2     Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to
         Registrant's Registration Statement on Form S-11 (File No.
         333-09411)).............................................................
 5.1     Opinion of Morrison & Foerster LLP......................................
 8.1     Opinion of Morrison & Foerster LLP relating to certain tax matters......
23.1     Consent of Arthur Andersen LLP..........................................
23.2     Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)...
24.1     Power of Attorney (included as part of the signature page hereto).......